BAKER TILLY
VIRCHOW KRAUSE, LLP

Baker Tilly Virchow Krause, LLP
225 S Sixth St, Ste 2300
Minneapolis, MN 55402-4661
tel 612 876 4500
fax 612 238 8900
bakertilly.com

April 2, 2012

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We were previously the independent registered public accounting firm for Multiband Corporation and Subsidiaries (the Company) and, under the date of March 30, 2012, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2011 and 2010. On April 2, 2012, we were dismissed. We have read the Company's statements included under Item 4.01 of its Form 8-K/A dated April 2, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the Audit Committee of the Board of Directors, and we are not in a position to agree or disagree with the Company's statements that Ernst & Young LLP has been engaged as the Company's independent registered public accounting firm for the year ending December 31, 2012 and that the Company did not consult with Ernst & Young LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Company's financial statements; or (iii) any matter that was either subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Very truly yours,

Baker Tilly Virchow Krause, LLP

BAKER TILLY VIRCHOW KRAUSE, LLP